EXHIBIT 10.2

SEVERANCE AND NON-COMPETITION AGREEMENT

THIS SEVERANCE AND NON-COMPETITION AGREEMENT (the “Agreement”), dated July 28, 2010, is entered into between AMN Healthcare, Inc. (the “Company”) and Robert Livonius (“Executive”) and is effective as of the Effective Date set forth in Paragraph 10.

1. Employment at Will.

The Company agrees to employ Executive and Executive hereby agrees to be employed by the Company upon such terms and conditions as are mutually agreed upon. Executive’s employment with the Company shall be at the discretion of the Company. Executive hereby agrees and acknowledges that the Company may terminate Executive’s employment at any time, for any reason, with or without cause, and without notice. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

2. Severance Benefits.

(a) In the event that the Company terminates Executive’s employment without “Cause” (as defined below), the Company agrees to pay to Executive severance payments in an amount equal to (i) the sum of eighteen (18) months base salary at the rate in effect on the Termination Date, plus, the prorated portion of Executive’s “Average Bonus” (an amount equal to the average of the performance bonus payments received by the Executive for the three most recent Fiscal Years, multiplied by the product of the number of days during the Performance Period that Executive was employed, divided by 365 (“Severance Benefits”). For purposes of this Average Bonus calculation, if any of the most recent Fiscal Years used for the calculation is prior to 2010, Executive’s bonus for such year(s) will be set at eighty percent (80%) of Executive’s target bonus on the Termination Date. For all years after 2009, the actual Bonus paid will be used for the calculation. The Severance Benefits shall be payable by mail or direct deposit in equal installments commencing on the first payroll date after the satisfaction of the conditions set forth in Section 4 below and continuing for eighteen (18) months in accordance with the Company’s normal payroll schedule, practices and applicable law. All withholding taxes and other deductions that the Company is required by law to make from wage payments to employees will be made from such severance payments. If Executive’s employment terminates as a result of death or disability, such termination shall not be considered a termination without “Cause” that will entitle Executive to any severance payment.

(b) If Executive makes an election to continue Executive’s coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period beginning on the Termination Date and ending on the earlier of (i) the eighteenth month anniversary of the Termination Date or (ii) the date upon which Executive becomes eligible for comparable coverage under another employer’s group health plans, Executive shall continue to pay premiums with respect to such coverage to the same extent that Executive was paying such premiums immediately prior to such termination. Such period shall run concurrently with the period of Executive’s rights under COBRA.

(c) If the Company relocates Executive’s position to a locale beyond a 50 mile radius from the Dallas Fort-Worth International Airport, it shall be considered a termination of Executive without “Cause,” entitling Executive to resign and receive the Severance Benefits.

Notwithstanding the following, in order to be eligible to receive the Severance Benefits under this subsection 2(c), (i) Executive shall provide notice to the Company no more than 90 days after the occurrence of such relocation, (ii) such notice states the grounds for such voluntary resignation and an effective date no earlier than 30 days after it is given, and (iii) the Company has 30 days from the giving of such notice within which to cure and, in the event of such cure, such notice shall be of no further force or effect.

(d) In the event a termination without “Cause” occurs within one year after a “Change in Control,” in lieu of the Severance Benefits payable under subsection 2(a) or (c), as the case may be, Executive shall be entitled to receive a lump sum equal to two (2) times the sum of Executive’s twelve (12) months base salary at the rate in effect on the Termination Date plus the Average Bonus. Such amount shall be payable on the first payroll date after the satisfaction of the conditions set forth in Section 4 below.

(e) For purposes of this Agreement, the following terms are defined as follows:

(i) “Cause” for termination of Executive shall mean (A) Executive’s failure to perform in any material respect his or her duties as an employee of the Company, (B) violation of the Company’s Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Principal Executive Officer, and/or Securities Trading Policy, (C) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (D) the commission by Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (E) the conviction of Executive of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendere with respect to a crime which constitutes a felony or any lesser crime that involves Company property.

(ii) “Change in Control” shall be deemed to occur upon:

(A)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(B)	the dissolution or liquidation of the Company;

(C)	the sale of all or substantially all of the business or assets of the Company; or

(D)	the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company’s shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

3. No Other Payments.

Executive understands and agrees that the payments and benefits described above are in lieu of, and discharge, any obligations of the Company to Executive for compensation, incentive or performance payments, or any other expectation or form of remuneration or benefit to which Executive may be entitled, including severance benefits under any Company plan or program, except for: (i) any unpaid wages due for work performed during any pay period(s) prior to the Termination Date; (ii) the continuation of Executive’s coverage under the Company’s group health plans pursuant to COBRA, and (iii) any amounts payable to Executive under any retirement or savings plan of the Company in accordance with the terms of any such plan as in effect on the Termination Date.

4. Severance Benefits Conditioned Upon Release.

Executive acknowledges and understands that Executive’s eligibility for severance pay and other benefits hereunder is contingent upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of the Company’s standard Covenant and General Release of All Claims (the “Release”) as in effect on the Termination Date. The Company’s standard Release may be modified from time to time in the Company’s discretion as it deems appropriate. If Executive fails to execute a Release within twenty-one (21) days of receipt of such Release (or if Executive revokes such Release in a manner permitted by law or the applicable Release), then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under this Agreement.

5. Section 409A.

Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after Executive’s separation from service, or (2) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.

(b) For the purposes of this Section 6, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c) The determination as to which of the alternative provisions of Section 6(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 6(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

7. Non-Disclosure, Non-Competition and Non-Solicitation Covenants.

(a) Definitions. For purposes of this Section 7, the following terms shall have the following respective meanings:

(i) “Business” shall mean the business of the Company, the Parent and all subsidiaries, which includes recruitment and placement of temporary and permanent healthcare professionals, staffing, workforce and/or contract management services, home health services, and educational services to healthcare providers and other healthcare organizations, as well as any other business in which the Company is engaged during the course of Executive’s employment.

(ii) “Competitive Business” shall mean any business that recruits and places temporary or permanent healthcare professionals or provides staffing, workforce and/or contract management services, home health services, educational services to healthcare providers or other healthcare organizations or any other business which is competition with the Company in any line of business in which the Company is engaged.

(iii) “Confidential Information” shall mean any and all proprietary and confidential data or information of the Company, or any of its ultimate parent, parent, subsidiaries and affiliates or the Business, other than “Trade Secrets” (as hereinafter defined), which is generally known only to the Company or its affiliates and those of their respective employees to whom it must be confided in order to apply it to the uses intended including, without limitation, business, financial and marketing plans and projections.

(iv) “Non-Competition Period” shall mean the greater of (i) the eighteen month period following the date of the termination of Executive’s employment, for any reason other than a Change In Control and regardless of whether Executive is entitled to any Severance Benefits, or (ii) in the event a termination without “Cause” occurs within one year after a “Change in Control, the (2) year period following the date of the termination of Executive’s employment.

(v) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization including a government or political subdivision or an agency or instrumentality thereof.

(vi) “Restricted Territory” shall mean the United States, and any other countries and territories in which the Company engages in its Business.

(vii) “Trade Secrets” shall mean all knowledge, data and information of the Company or any of its affiliates which is defined as a “trade secret” under applicable law.

(viii) “Work Product” shall mean all work product, property, data, documentation, “know-how”, concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Executive in connection with (i) the performance of his services hereunder or (ii) the use of the Company’s resources.

The parties acknowledge that references to the Company in this Section 7 shall be deemed be references to the Company and its subsidiaries.

(b) Consideration. The Executive acknowledges that the provisions of this Section 7 are in consideration of (i) employment with the Company; (ii) the Company’s agreement to pay severance benefits as set forth in Section 2; (iii) Executive’s access to the Company’s Confidential Information and Trade Secrets, (iv) Executive’s access to specialized training and knowledge pertaining to products, services, business practices and procedures developed and/or used by the Company; (v) access to Company relationships, and (vi) additional good and valuable consideration as set forth in this Agreement. Executive acknowledges and agrees that each element of consideration stated above is sufficient, individually, to support the covenants set forth in this Section 7. Executive also hereby acknowledges and agrees that: (a) Executive will simultaneous with the execution of this Agreement and will frequently be exposed to certain Trade Secrets and Confidential Information during his Employment; (b) Executive’s responsibilities on behalf of the Company may extend to all geographical areas of the Restricted Territory; and (c) any competitive activity on Executive’s part from the date hereof until the Termination Date, or any competitive activity on Executive’s part in the Restricted Territory for a reasonable period thereafter, would necessarily involve Executive’s use of the Company’s Trade Secrets and Confidential Information and would unfairly threaten the Company’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and its associated goodwill. Moreover, Executive acknowledges that, in the event of the termination of this Agreement, Executive would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 7. Therefore, Executive acknowledges and agrees that it is reasonable for the Company to require Executive to abide by the covenants set forth in this Section 7.

(c) Ownership of Proprietary Property. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company. Executive hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Executive currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

(d) Non-Competition. Executive covenants and agrees that during the Non-Competition Period, Executive shall not, without the Company’s prior written consent, directly or indirectly, (a) own, manage, operate, or participate in the ownership, management, or operation of any Competitive Business in the Restricted Territory, or (b) provide services to or be employed as a director, officer, management employee, partner or consultant of any Competitive Business in the Restricted Territory. In addition, during the Non-Competition Period, Executive shall not have an equity interest in any Competitive Business; provided that Executive may own up to one percent (1%) of a corporation (engaged in a Competitive Business) whose shares are listed on a national stock exchange or traded in the NASDAQ over-the-counter market.

(e) Non-Solicitation of Customers and Suppliers. During the Non-Competition Period, Executive shall not, without the Company’s prior written consent, (a) solicit, raid, entice, induce or contact any Person that is a Customer (as hereinafter defined) of the Company to become a customer or a client of any Competitive Business; or (b) solicit, entice, divert, appropriate, contact or request any healthcare provider of the Company to curtail or cancel its business with the Company. The term “Customer” shall mean with respect to the Company: (i) any customer or client of the Company existing immediately prior to the Termination Date; (ii) any customer or client that has used services of the Company within the twelve (12) month period prior to the Termination Date; and (iii) those Persons that have, prior to the Termination Date, committed verbally or in writing to using the services of the Company.

(f) Non-Solicitation of Employees. During the Non-Competition Period, Executive shall not, without the Company’s prior written consent, (a) solicit, recruit, hire or attempt to solicit, recruit or hire away any employee, current, former or prospective contract healthcare professional, consultant, contractor or other personnel of the Company or solicit or induce any such Person to termination or otherwise diminish in any respect his, her or its relationship with the Company; or (b) employ, engage or seek to employ or engage any Person who within the twelve (12) months prior to the Termination Date had been an employee of the Company provided, however, that this provision does not preclude Executive from accepting a position in organization that does not otherwise violate any provision of this Agreement, on the grounds that the organization employs a Person who previously worked for the Company. For purposes of this Section 7(g), a Person shall be deemed to have been a “prospective” contract healthcare professional, consultant, contractor or other personnel of the Company if the Company shall have had prior contact with such Person but shall not have hired, retained or engaged such Person.

(g) Non-Disclosure.

(i) Executive hereby covenants and agrees that, as to Confidential Information and Trade Secrets, at all times during the Non-Competition Period, and thereafter for such time as the same shall remain confidential (except if such information is no longer confidential due to Executive’s breach of this Agreement), Executive will not, other than in connection with his provision of services to the Company hereunder, either directly or indirectly, use, distribute, sell, license, transfer, assign, disclose, disseminate, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information to any Person nor shall Executive make use of any such Trade Secrets or Confidential Information for his own purposes in a Competitive Business or otherwise or for the benefit of any other Person engaged in Competitive Business.

(ii) Executive shall cooperate fully with the Company in the procurement of any protection of the Company’s right to or in any of the Trade Secrets or Confidential Information; provided, however, any out of pocket costs associated with such procurement or protection shall be borne by the Company.

(iii) Immediately on the Termination Date, or at any time before the Termination Date upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind in Executive’s possession or to which Executive has access that constitute or contain any Confidential Information or Trade Secrets, and the confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

(h) Goodwill. During the Non-Competition Period, Executive shall not (i) make any statement or other communication that impugns or attacks the reputation or character of the Company, or (ii) take any action that would interfere with any Customer or other relationships of the Company.

(i) Additional Acknowledgments of Executive. Executive acknowledges that a breach of any of the covenants contained in this Section 7 will cause irreparable damage to AMN, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that if Executive breaches or threatens to breach any covenant contained in this Section 7, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief and Executive hereby waives any defense that the Company would have an adequate remedy at law. In the event any covenant or agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over to great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(j) Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 7 shall survive and remain in full force and effect until the expiration of the Non-Competition Period and any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

8. Term of Agreement for Severance Benefits

The provisions of the Agreement relating to Executive’s entitlement to Severance Benefits as described herein apply only to Executive’s employment by the Company in an officer position with profit and loss responsibility, collectively, for the Company’s vendor management services, per diem and home health service offerings. In the event Executive is offered and accepts a change in position (employment with the Company in a position other than an executive position with commensurate responsibilities as those stated above), Executive’s entitlement to Severance Benefits hereunder and the provisions of this Agreement related thereto, automatically terminate. The parties expressly acknowledge and agree that the provisions set forth in Paragraph 1 above relating to Executive’s at will employment and Paragraph 7 relating to Executive’s Non-Disclosure, Non-Competition and Non-Solicitation Covenants remain in full force and effect as long as Executive remains employed by the Company in any position, unless expressly revoked and /or amended by written agreement.

9. Miscellaneous Provisions.

(a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Executive acknowledges that this Agreement replaces any prior severance agreement entered into by and between the Company and Executive.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

(c) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

AMN Healthcare

12400 High Bluff Drive, Suite 100

San Diego California 92130

Attention: General Counsel

If to Executive:

Robert Livonius

2228 Cedar Elm Terrace

Westlake, TX 76262

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(d) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

10. Effective Date

This Agreement is being executed in conjunction with and as a condition of the Agreement and Plan of Merger by and among AMN Healthcare Services, Inc., Nightingale Acquisition, Inc., Nightingale Acquisition, LLC, NF Investors, Inc. and GSUIG, LLC (“Merger Agreement”). This Agreement becomes effective only upon the Closing of the Mergers as contemplated by the Merger Agreement, thus the Effective Date of this Agreement will be the date of such Closing, as defined in the Merger Agreement.

Date: July 28, 2010	AMN HEALTHCARE, INC.

	By:	/s/ Susan R. Nowakowski
	Name:	Susan R. Nowakowski
	Title:	CEO and President

Date: July 28, 2010	By:	/s/ Robert Livonius
	Name:	Robert Livonius

Signature Page to Severance and Non-Competition Agreement

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